Exhibit 10.1
OSI PHARMACEUTICALS, INC.
1999 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN
STOCK OPTION AGREEMENT
     THIS NON-QUALIFIED STOCK OPTION AGREEMENT is dated as of ___, 2006 by and between OSI PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and [Executive Officer] (the “Optionee”), an employee of the Company.
     Pursuant to the OSI Pharmaceuticals, Inc. 1999 Incentive and Non-Qualified Stock Option Plan (the “Plan”), a copy of which has been provided to Optionee as of the date hereof, the Compensation Committee of the Board of Directors approved on June 13, 2006 (the “Grant Date”) the grant to the Optionee of a non-qualified stock option to purchase shares of the Company’s common stock, par value $.01 per share (the “Common Stock”). The option granted herein is (i) made pursuant to the OSI Pharmaceuticals, Inc. 1999 Incentive and Non-Qualified Stock Option Plan (the “Plan”), a copy of which has been provided to Optionee as of the date hereof and (ii) not intended to qualify as an “incentive stock option” as defined in Section 422 of the Internal Revenue Code of 1986, as amended.
W I T N E S S E T H:
     1. Grant. On the Grant Date, the Company granted to the Optionee an option (the “Option”) to purchase on the terms and conditions set forth herein and in the Plan all or any part of an aggregate of ___shares of Common Stock (the “Option Shares”), at the purchase price of $ _____ per share (the “Option Price”).
     2. Vesting. The Optionee shall have the cumulative right to exercise the Option over a period of four years, with one quarter (25%) of the Option Shares becoming exercisable on each of the next four anniversaries of the Grant Date, with any fractional number of Option Shares that would otherwise become exercisable as of any such anniversary rounded to a whole integer as determined in the discretion of the Committee.
     3. Term. The Option shall terminate in all events at 5:00 p.m. (local New York, New York time) on June 12, 2013 (the “Termination Date”), unless sooner terminated as provided in Subparagraphs (a) or (b) below.
          (a) Termination of Employment or Service. The Option shall terminate and shall no longer be exercisable ninety (90) days after the Optionee’s employment (or service as an officer or consultant) with the Company and any parent or subsidiary of the Company terminates, unless such termination of employment or service was caused by the Optionee’s death or Retirement (as defined in the Plan). The death or Retirement of the Optionee shall not affect the remaining term of the Option. Following a termination of employment or service (including due to death or Retirement), the Optionee (or the Optionee’s heirs or personal representatives if Optionee is deceased) may, during the remaining term of the Option, purchase any remaining

Option Shares which could have been purchased on the date Optionee’s employment or service was terminated, but may not purchase any Option Shares which would otherwise have first become purchasable following such termination of employment or service.
          (b) Sale or Reorganization. As provided in Section 6(h) of the Plan, if the Company is merged or consolidated with another corporation, or if the property or stock of the Company is acquired by another corporation, or if there is a separation, reorganization or liquidation of the Company, the Board of Directors of the Company may, in its discretion, give Optionee a written notice that the Option will terminate thirty (30) days after the date of such written notice. In any such case, the Option will become immediately exercisable in full, notwithstanding Paragraph 2 above.
     4. Method of Exercise and Payment.
          (a) Method of Exercise. The Option shall be exercised through the Company’s broker-assisted stock option program (the “Broker Program”) in accordance with the terms and conditions of the Broker Program as may be in effect from time to time.
          (b) Taxes. It shall be a condition to the performance of the Company’s obligation to issue or transfer Option Shares upon the exercise of the Option that the Optionee remit an amount sufficient to satisfy any federal, state and/or local tax withholding requirements arising in connection with the exercise of the Option or the issuance of Option Shares, other than stock transfer taxes, in each case in accordance with the terms and conditions of the Broker Program as may be in effect from time to time. If the Company for any reason does not require the Optionee to make a payment sufficient to satisfy such withholding requirements, any tax withholding payments made by the Company to any federal, state or local tax authority with respect to the exercise of the Option shall constitute a personal obligation of the Optionee to the Company, payable upon demand or, at the option of the Company, by deduction from future compensation payable to the Optionee.
          (c) Partial Exercise. To the extent otherwise exercisable, the Option may be exercised in whole or in part, except that the Option may in no event be exercised with respect to fractional shares.
     5. Transfers. Except as approved by the Committee, the Option is not transferable by the Optionee otherwise than by will or pursuant to the laws of descent and distribution in the event of the Optionee’s death, in which event the Option may be exercised by the heirs or legal representatives of the Optionee. The Option may be exercised during the lifetime of the Optionee only by the Optionee. Any attempt at assignment, transfer, pledge or disposition of the Option contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect. Any exercise of the Option by a person other than the Optionee shall be accompanied by appropriate proofs of the right of such person to exercise the Option.
     6. Adjustments on Changes in Common Stock. In the event that dividends payable in Common Stock during any fiscal year of the Company exceed in the aggregate five percent (5%)

of the Common Stock issued and outstanding at the beginning of the year, or in the event there is during any fiscal year of the Company one or more splits, subdivisions or combinations of shares of Common Stock resulting in an increase or decrease by more than five percent (5%) of the shares of Common Stock outstanding at the beginning of the year, the number of Option Shares deliverable upon the exercise thereafter of the Option shall be increased or decreased proportionately, as the case may be, without change in the aggregate purchase price payable upon exercise of the Option. Common Stock dividends, splits, subdivisions or combinations during any fiscal year which do not exceed in the aggregate five percent (5%) of the Common Stock issued and outstanding at the beginning of such year shall not result in any adjustment under the Option. All adjustments shall be made as of the day such action necessitating such adjustment becomes effective.
     7. Legal Requirements.
          (a) Listing Requirements. If at any time the Board of Directors shall determine, in its discretion, that the listing, registration, or qualification of any of the Option Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of the Option or the issue, transfer or purchase of Option Shares hereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors.
          (b) Securities Laws. The Company shall not be obligated to sell or issue any Option Shares in any manner in contravention of the Securities Act of 1933, as amended, or any state securities law. The Board of Directors or the Committee may, at any time, require, as a condition to the exercise of the Option, the representation or agreement of the Optionee to the effect that the Option Shares issuable upon exercise of the Option are acquired by the Optionee for investment purposes and not with a view to the resale or distribution thereof, and may require such other representations and documents as may be required to comply with applicable securities laws.
     8. Administration. The Option has been granted pursuant to, and is subject to the terms and provisions of, the Plan. All terms used herein which are defined in the Plan and not otherwise defined herein shall have the same meanings as in the Plan. To the extent that the provisions hereof conflict with those of the Plan, the provisions of the Plan shall control. All decisions or interpretations made by the Committee (as designated under the Plan) regarding any issue or question arising under the Option or the Plan shall be final, binding and conclusive on the Company and the Optionee.
     9. Rights as Stockholder. The Optionee shall have none of the rights of a stockholder with respect to the Option Shares unless and until such Option Shares shall be issued to the Optionee upon the exercise of the Option. Except as provided in Paragraph 6 above, no adjustments shall be made for dividends or other rights for which the record date is prior to the date the stock certificate is issued.

     10. Continued Employment or Service. Nothing contained herein or in the Plan shall confer any right to continue in the employ or service of the Company or any parent or subsidiary of the Company or interfere in any way with the right of the Company or any parent or subsidiary of the Company to terminate the employment, services, responsibilities or duties of the Optionee at any time for any reason whatsoever.
     11. Sale of Option Shares. Unless otherwise provided by the Committee, no Option Shares acquired upon exercise of the Option may be sold or otherwise disposed of by the Optionee within six months from the Grant Date.
     12. Notices. Any notice to be given to the Company hereunder shall be delivered personally to the Secretary of the Company or mailed or delivered to the Company at its principal executive office, addressed to the attention of the Secretary, and any notice to be given to the Optionee hereunder shall be delivered personally or mailed or delivered to the Optionee at the address then appearing on the records of the Company. Such addresses may be changed at any time by notice from one party to the other. Notices given hereunder shall be in writing, and shall be deemed to have been duly given upon delivery thereof, if personally delivered, or three days after being deposited in the United States mail, registered or certified mail, properly addressed, with proper postage and fees prepaid, or one day after being deposited with a delivery service guaranteeing overnight delivery, properly addressed, with fees paid by the sender.
     13. Governing Law. This Agreement will be interpreted and enforced under the laws of the State of New York, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The parties will submit any dispute or claim arising under this Agreement to the exclusive jurisdiction of the U.S. federal or New York state courts within the New York counties of New York, Nassau, or Suffolk, and the parties hereby submit to, and waive any objection to, personal jurisdiction and venue in such courts for such purpose.
     14. Binding Effect. This agreement shall be binding upon and inure to the benefit of the parties hereto, including the successors and assigns of the Company and the heirs and personal representatives of the Optionee.
     15. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has granted this Option as of the day and year first above written.

OSI PHARMACEUTICALS, INC.

Name:	Michael G. Atieh
Title:	Executive Vice President and
Chief Financial Officer

ACCEPTED BY (OPTIONEE):

Name:

Date